UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 10, 2015 (July 10, 2015)

Magellan Petroleum Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-5507	06-0842255
(Commission File Number)	(IRS Employer Identification No.)

1775 Sherman Street, Suite 1950, Denver, CO	80203
(Address of principal executive offices)	(Zip Code)

(720) 484-2400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 10, 2015, Magellan Petroleum Corporation (the “Company”) filed a Certificate of Amendment of Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of Delaware to effect a 1-for-8 reverse stock split of the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), either issued and outstanding or held by the Company as treasury stock, effective as of 5:00 p.m. (Delaware time) on July 10, 2015 (the “Reverse Stock Split”). As reported below under Item 5.07 of this Current Report on Form 8-K, the Company held a special meeting of stockholders on July 10, 2015, at which meeting the Company’s stockholders, by an affirmative vote of the majority of the Company’s outstanding shares of capital stock, approved the amendment to the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse split of the Common Stock at a ratio determined by the Company’s Board of Directors (the “Board”) within a range of not less than one-for-three shares (1:3) and not greater than one-for-ten shares (1:10), without reducing the authorized number of shares of Common Stock. The Board in turn determined to effect the Reverse Stock Split at a ratio of one-for-eight shares (1:8), and approved the corresponding final form of the Certificate of Amendment.

As a result of the Reverse Stock Split, every eight shares of issued and outstanding Common Stock will be automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share. No fractional shares will be issued as a result of the Reverse Stock Split. Any fractional shares that would otherwise have resulted from the Reverse Stock Split will be paid in cash in a proportionate amount based on the average closing price of the Common Stock as reported by The NASDAQ Capital Market for the five trading days immediately preceding the date of the Reverse Stock Split. The Reverse Stock Split will reduce the number of shares of Common Stock outstanding from 45.7 million shares to approximately 5.7 million shares, subject to adjustment for the payment of cash in lieu of fractional shares. The number of authorized shares of Common Stock under the Certificate of Incorporation will remain unchanged at 300 million shares.

Pursuant to the terms of the Certificate of Designations of Series A Convertible Preferred Stock, as amended, for the issued and outstanding shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), the conversion price at which shares of Series A Preferred Stock may be converted into shares of Common Stock will be proportionately adjusted to reflect the Reverse Stock Split. In addition, proportionate adjustments will be made to the per share exercise price and the number of shares of Common Stock that may be purchased upon exercise of outstanding stock options granted by the Company, and the number of shares of Common Stock reserved for future issuance under the Company’s 2012 Omnibus Incentive Compensation Plan.

The Common Stock will begin trading on a reverse stock split-adjusted basis on The NASDAQ Capital Market on July 13, 2015. The trading symbol for the Common Stock will remain “MPET.” The new CUSIP number for the Common Stock following the Reverse Stock Split is 559091608.

The information set forth herein is qualified in its entirety by reference to the complete text of the Certificate of Amendment, a copy of which is filed with this report as Exhibit 3.1.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On July 10, 2015, the Company held a special meeting of stockholders (the “Special Meeting”) in Denver, Colorado. At the Special Meeting, the proposals set forth below were submitted to a vote of the Company’s stockholders. The final voting results are as follows:

	For	Against	Abstain	Broker Non-Votes
Approval of an amendment to the Certificate of Incorporation to effect a reverse stock split of the Common Stock of a ratio determined by the Board within a specific range, without reducing the authorized number of shares of the Common Stock.	58,691,804	1,979,866	117,327	—
Approval of the adjournment or postponement of the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the above proposal.	58,018,432	2,383,038	387,527	—

Item 7.01    Regulation FD Disclosure.

On July 10, 2015, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is attached hereto as Exhibit 99.1.

The above information (including Exhibit 99.1) is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.
The following exhibits are filed or furnished as part of this report:
Exhibit
No.     Description

3.1*	Certificate of Amendment of Restated Certificate of Incorporation as filed on July 10, 2015 with the State of Delaware.
99.1**    Company press release dated July 10, 2015.

*    Filed herewith.
**    Furnished herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN PETROLEUM CORPORATION

July 10, 2015	By:	/s/ J. Thomas Wilson
John Thomas Wilson, President and Chief Executive Officer
(as Principal Executive Officer)